Exhibit 99.1

CHAMPION ANNOUNCES RESULTS FOR 2011 AND FOURTH QUARTER AND CHARGES

     Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced a net loss of $(4.0) million or $(0.38) per share on a basic and diluted basis for the year ended October 31, 2011 compared to net income of $0.5 million or $0.05 per share on a basic and diluted basis for the year ended October 31, 2010. The Company reported a net loss of $(5.4) million for the quarter ended October 31, 2011 compared to net income of  $0.9 million for the quarter ended October 31, 2010. On a core net income basis the Company reported net income of $1.0 million or $0.10 per share for the years ended October 31, 2011 and 2010. Core net income is defined as net (loss) income as reported, adjusted for restructuring and other charges, non-cash impairment charges, gain on early extinguishment of debt from a related party and interest rate swap.

The results for 2011 over 2010 reflected a substantial decrease in earnings, primarily as a result of non-cash impairment related charges associated with goodwill, trade name and masthead in the amount of $(8.7) million or $(5.4) million net of tax or $(0.52) per share on a basic and diluted basis. The impairments are a result of the acquisition of The Herald-Dispatch daily newspaper in 2007. The Company also incurred restructuring related charges of $(0.6) million or $(0.3) million net of tax and other asset impairment charges of $(0.1) million or $(0.1) million net of tax. These charges were partially offset by a gain on early extinguishment of debt to a related party of  $1.3 million, or $0.8 million net of tax, or $0.08 per share on a basic and diluted basis. The 2010 results were impacted by restructuring related charges of $(1.8) million or $(1.1) million net of tax or $(0.11) per share on a basic and diluted basis and by other income associated with an interest rate swap agreement of $1.0 million or $0.6 million net of tax or $0.06 per share on a basic and diluted basis.

               Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “2011 is the year we believe we stabilized the top line of our revenue components. Our sales only decreased slightly over the prior year and our fourth quarter 2011 sales increased 5% over 2010 fourth quarter levels. We believe this was a key hurdle to pave the way to future improvements in core profitability. We have identified certain emphasis areas to improve gross margins and have actively begun to implement these initiatives as we move into 2012. In addition, we are evaluating our overall operations to strive for more improvements and to continue to rationalize our current cost structure in light of the continued impact of the global economic crisis on our business.”

     The above-mentioned net (loss) income figures resulted in basic and diluted loss per share of $(0.48) for the quarter ended October 31, 2011 compared with income of $0.09 on a basic and diluted earnings per share basis for the comparable quarter of 2010. The Company recorded a net loss per share of $(0.38) for the year ended October 31, 2011 compared with net income per share on a basic and diluted basis of $0.05 for the year ended October 31, 2010. The Company’s results in 2011 and in 2010 are reflective of a continuation of the most difficult operating environment the Company has ever faced, primarily within the printing segment and secondarily in the newspaper segment. Even in this extremely difficult operating environment, the Company was able to generate a profit in 2011 and 2010 on a core net income basis.

     The Company experienced a decrease in sales for the year of $1.4 million, or 1.1%, from $129.9 million in 2010 to $128.5 million in 2011. The printing segment of the business reflected a sales decrease of $1.9 million, or 2.3%, with the office products and office furniture segment showing an overall sales increase of $1.1 million, or 3.3%.  The newspaper segment reported sales of $14.9 million in 2011 compared to $15.5 million in 2010, a decrease of $0.6 million or 4.1%. The sales compression experienced by the Company was primarily attributable to the overall global economic crisis and the related impact on the core business segments in which the Company operates, and is reflective of a continued difficult operating environment as well as macro industry dynamics within the newspaper segment.

At October 31, 2011 the Company had approximately $48.8 million of interest bearing debt of which $47.6 million is syndicated. The syndicated debt has been reduced by approximately $37.9 million since inception of the debt, which resulted primarily from the acquisition of The Herald-Dispatch in September 2007. This represents a reduction of over 44.3% in a period slightly over four years. This debt was paid down during a significant economic downturn and severe secular decline within our printing and newspaper segments. The Company has achieved this debt reduction through a combination of earnings, cash flow, equity additions and working capital management. The Company is subject to certain restrictive financial covenants requiring the Company to maintain certain financial ratios. The Company was not in compliance with these covenants at October 31, 2011 and therefore the Company is currently operating under the provisions of a Limited Forbearance Agreement, which expires on April 30, 2012.

Mr. Reynolds concluded, “I am confident that with our sales stabilized we can renew our efforts to grow in certain strategic areas that have been identified by our management team. We continue to operate under the premise that the economy may not provide a substantial lift to our Company or our industry segments. Nevertheless, we believe there are opportunities for improvement and we are working diligently to identify, evaluate and implement these opportunities.”

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion also publishes The Herald-Dispatch daily newspaper in Huntington, WV with a total daily and Sunday circulation of approximately 24,000 and 30,000, respectively. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee); Blue Ridge Printing (North Carolina) and Champion Publishing (West Virginia, Kentucky and Ohio).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three months ended October 31,		Year ended October 31,
	2011	2010	2011	2010
Printing	$20,300,000	$19,845,000	$79,092,000	$80,971,000
Office products & office furniture	9,354,000	8,180,000	34,546,000	33,438,000
Newspaper	3,844,000	3,893,000	14,883,000	15,525,000
Total revenues	$33,498,000	$31,918,000	$128,521,000	$129,934,000

Net (loss) income	$(5,418,000)	$938,000	$(3,976,000)	$488,000

Per share data:
Net (loss) income
Basic	$(0.48)	$0.09	$(0.38)	$0.05
Diluted	$(0.48)	$0.09	$(0.38)	$0.05

Weighted average shares outstanding:
Basic	11,300,000	9,988,000	10,362,000	9,988,000
Diluted	11,300,000	9,988,000	10,362,000	9,988,000

	As of October 31, (in millions)
	2011	2010 (Restated)
Current assets	$29.1	$29.9
Total assets	$82.0	$92.5
Current liabilities	$60.7	$17.1
Total liabilities	$61.1	$69.4
Shareholders’ equity	$20.9	$23.1

 The following table is a reconciliation of net (loss) income as reported to core net income, which is defined as GAAP net (loss) income adjusted for restructuring and other charges, various asset impairment charges, gain on early extinguishment of debt to a related party and charges and income associated with ineffectiveness related to an interest rate swap. The Company believes that these items require additional disclosure and therefore, the Company has disclosed additional non-GAAP financial measures in an effort to make the quarterly and annual financial statements more useful to investors.

	Three months ended October 31,		Year ended October 31,
	2011	2010	2011	2010
Net (loss) income	$(5,418,000)	$938,000	$(3,976,000)	$488,000
Asset Impairment Costs, net of tax	5,470,000	-	5,470,000	-
Interest rate swap, net of tax	-	(407,000)	-	(577,000)
Restructuring and other, net of tax	193,000	62,000	343,000	1,087,000
Gain on early extinguishment of debt to a related party, net of tax	-	-	(795,000)	-
Core net income	$245,000	$593,000	$1,042,000	$998,000

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492